Vavrinek, Trine, Day & Co., LLP Certified Public Accountants & Consultants	VALUE THE DIFFERENCE

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement No. 333-115606 on Form S-8 for Epic Bancorp (formerly San Rafael Bancorp) of our report dated February 11, 2005 with respect to the consolidated balance sheets of Epic Bancorp as of December 31, 2004 and 2003 and the related consolidated statements of income, stockholders’ equity, and cast flows for each of the years in the two year period ended December 31, 2004 appearing in the 2004 Annual Report on Form 10-KSB.

Rancho Cucamonga, California
March 2, 2006

8270 Aspen Street   Rancho Cucamonga,   CA 91730   Tel: 909.466.4410   Fax: 909.466.4431   www.vtdcpa.com

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